Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-255446

XCEL ENERGY INC.

(a Minnesota corporation)

$800,000,000 5.45% SENIOR NOTES, SERIES DUE AUGUST 15, 2033

Issuer:	Xcel Energy Inc. (a Minnesota corporation)
Issue Format:	SEC Registered
Expected Ratings*:	Baa1/BBB+/BBB+ (Stable/Stable/Stable) (Moody’s/S&P/Fitch)
Security Type:	Senior Notes
Pricing Date:	July 31, 2023
Settlement Date:	August 3, 2023 (T+3)
Principal Amount:	$800,000,000
Maturity Date:	August 15, 2033
Interest Payment Dates:	Semi-annually on February 15 and August 15, beginning on February 15, 2024
Reference Benchmark Treasury:	3.375% due May 15, 2033
Benchmark Treasury Price:	95-15
Benchmark Treasury Yield:	3.937%
Spread to Benchmark Treasury:	+153 bps
Yield to Maturity:	5.467%
Coupon:	5.45%
Price to the Public:	99.867% of the principal amount
Net Proceeds to Issuer:	$793,736,000 (after deducting the underwriting discount but before transaction expenses)
Make-Whole Call:	Prior to February 15, 2033 (the par call date), T+25 bps (calculated to the par call date)
Par Call:	On or after February 15, 2033, at par
CUSIP/ISIN:	98389B BA7 / US98389BBA70
Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. PNC Capital Markets LLC Wells Fargo Securities, LLC
Co-Managers:	Academy Securities, Inc. Credit Suisse Securities (USA) LLC Loop Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, PNC Capital Markets LLC toll-free at 1-855-881-0697 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.